EXHIBIT 99.1

News Corporation

N E W S R E L E A S E

Contacts - Investor Relations: Reed Nolte 212-852-7092
Press: Jack Horner 646-386-6215

News Corporation Finance Trust Issues Notice to Redeem 5% Trust Originated Preferred Securities

News Corporation Exchange Trust Issues Notice to Redeem 5% Exchangeable Trust Originated Preferred Securities

NEW YORK, NY, March 19, 2010 - News Corporation Finance Trust ("Finance Trust") today issued a notice to holders of 5% Trust Originated Preferred Securities (the "Finance Securities") that it intends to redeem all of the outstanding Finance Securities for cash on April 19, 2010 (the "Redemption Date"). In addition, News Corporation Exchange Trust ("Exchange Trust") today issued a notice to holders of 5% Exchangeable Trust Originated Preferred Securities (the "Exchange Securities") that it intends to redeem all of the outstanding Exchange Securities for cash on the Redemption Date. The Finance Trust and the Exchange Trust are wholly-owned by News America Incorporated, a wholly-owned subsidiary of News Corporation.

The Finance Securities were issued pursuant to the Amended and Restated Declaration of Trust of News Corporation Finance Trust, dated November 12, 1996. The Exchange Securities were issued pursuant to the Amended and Restated Declaration of Trust of News Corporation Exchange Trust, dated November 12, 1996.

News America Incorporated has elected to pay the redemption price for each of the Finance Securities and Exchange Securities in cash on the Redemption Date. The redemption price of the Finance Securities shall be equivalent to $80.60 per Finance Security, which is calculated as the issue price of the Finance Security plus accrued OID plus all accrued and unpaid distributions to the Redemption Date. The redemption price of the Exchange Securities shall be equivalent to $100.26 per Exchange Security, which is calculated as the issue price of the Exchange Security plus all accrued and unpaid distributions to the Redemption Date. The Finance Securities and Exchange Securities will be redeemed for an aggregate purchase price, excluding accrued interest, of approximately $133.4 million.

The Bank of New York Mellon is acting as the property trustee in connection with the redemption.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2009 of approximately US$56 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; integrated marketing services; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.